Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

BGIN BLOCKCHAIN LIMITED

We hereby consent to the incorporation by reference in this Registration Statement (to be filed on September 30, 2026) on Form S-8 with the U.S. Securities and Exchange Commission of BGIN BLOCKCHAIN LIMITED and its subsidiaries (the “Company”) of our report dated July 31, 2025, relating to our audits of the consolidated financial statements of the Company as of December 31, 2024, and for each of the years in the two-year period ended December 31, 2024, which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ ZH CPA, LLC

Denver, Colorado

September 30, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us